Filed pursuant to Rule 424(b)(2)
                                            File No. 333-20745



          PROSPECTUS SUPPLEMENT
          (TO PROSPECTUS DATED FEBRUARY 11, 1997)

                                     $20,000,000

                           MINNESOTA POWER & LIGHT COMPANY

               FIRST MORTGAGE BONDS, 6.68% SERIES DUE NOVEMBER 15, 2007
                                   _______________

                       INTEREST PAYABLE MAY 15 AND NOVEMBER 15
                                   _______________

               The First Mortgage Bonds offered hereby (the "Offered Bonds") constitute an issue of a series of the New Bonds. The Offered Bonds are not redeemable prior to maturity. The Offered Bonds will be represented by a global certificate ("Global Security") in the principal amount of $20,000,000 registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Security will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Offered Bonds in definitive form will not be issued.

               See "Certain Terms of the Offered Bonds" herein and "Description of New Bonds" in the accompanying Prospectus.
                                   _______________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                OR ANY  STATE SECURITIES  COMMISSION PASSED UPON  THE
                 ACCURACY OR ADEQUACY OF  THIS PROSPECTUS SUPPLEMENT
                  OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION
                      TO  THE CONTRARY IS A  CRIMINAL  OFFENSE.

          ==================================================================
                                             Underwriting
                                Price to     Discounts and    Proceeds to
                                Public(1)   Commissions(2)   Company(1)(3)
          ------------------------------------------------------------------
           Per Bond  . . . .     100.00%         0.65%          99.35%
          ------------------------------------------------------------------
           Total . . . . . .   $20,000,000     $130,000       $19,870,000
          ==================================================================

          (1)  Plus accrued interest from November 15, 1997.
          (2)  See "Underwriting."
          (3) Before deducting expenses estimated at $225,000, which are payable by the Company.

                                   _______________


               The Offered Bonds are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to its right to reject orders in whole or in part. It is expected that delivery of the Offered Bonds will be made in book-entry form only through the facilities of DTC on or about November 24, 1997.

                                   _______________

                               PAINEWEBBER INCORPORATED
                                   _______________

             The date of this Prospectus Supplement is November 18, 1997.

               CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED BONDS. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THIS OFFERING OR MAY BID FOR, AND PURCHASE, THE OFFERED BONDS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                   _______________

                          CERTAIN TERMS OF THE OFFERED BONDS

               The following information concerning the Offered Bonds supplements and should be read in conjunction with the statements under "Description of New Bonds" in the accompanying Prospectus. Capitalized terms not defined herein are used as defined in the accompanying Prospectus.

               GENERAL. The $20,000,000 aggregate principal amount of Offered Bonds will be issued as a new series of the Company's First Mortgage Bonds under the Mortgage, as supplemented and amended by various supplemental indentures, including the Twentieth Supplemental Indenture dated as of November 1, 1997 relating to the Offered Bonds.

               INTEREST, MATURITY AND PAYMENT. The Offered Bonds will mature on November 15, 2007 and will bear interest from November 15, 1997 at the rate shown in their title, the first interest payment to be made on May 15, 1998, with subsequent payments to be made semi-annually on November 15 and May 15. Principal and interest are payable at The Bank of New York.

               REDEMPTION AND PURCHASE OF BONDS. The Offered Bonds are not redeemable prior to maturity.

               SINKING FUND OR IMPROVEMENT FUND. The Offered Bonds are not entitled to the benefit of a sinking or improvement fund or other provision for amortization prior to maturity.

               BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY. The Depository Trust Company ("DTC") will act as securities depository for all of the Offered Bonds. The Offered Bonds will be issued as fully-registered bonds registered in the name of Cede & Co., DTC's partnership nominee. One fully-registered global certificate, representing the aggregate principal amount of the Offered Bonds, will be issued and will be deposited with DTC.

               DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

               Purchases of the Offered Bonds within the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Bonds on DTC's records. The ownership interest of each actual purchaser of each Offered Bond (the
          "Beneficial   Owner")  is  in   turn  to   be  recorded   on  the

          Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which the Beneficial Owners purchased Offered Bonds. Transfers of ownership interests in the Offered Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Offered Bonds, except in the event that use of the book-entry system for Offered Bonds is discontinued.

               To facilitate subsequent transfers, all Offered Bonds deposited by Participants with DTC are registered in the name of Cede & Co. The deposit of Offered Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual
          Beneficial Owners of the Offered Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Offered Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

               Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

               Neither DTC nor Cede & Co. will consent or vote with respect to Offered Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Offered Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

               Principal and interest payments on the Offered Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of DTC, the Company or the Trustees, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company and the paying agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

               Except as provided herein, a Beneficial Owner will not be entitled to receive physical delivery of Offered Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Offered Bonds.

               DTC may discontinue providing its services as securities depository with respect to the Offered Bonds at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, bond certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depository). In that event, bond certificates will be printed and delivered.

               The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.

                               APPLICATION OF PROCEEDS

               The net proceeds to be received from the sale of the Offered
          Bonds will be added to the Company's general funds and will be used for the redemption or retirement of outstanding indebtedness and for other general corporate purposes. Proceeds not immediately used for such purpose will be temporarily invested in short-term investments.

                                 SELECTED INFORMATION

               The following material, which is presented herein solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the information appearing elsewhere in this Prospectus Supplement, the accompanying Prospectus and in the Incorporated Documents.

                                   THE OFFERING

           Securities Offered by the    $20,000,000 principal amount of
           Company . . . . . . . . .    First Mortgage Bonds, 6.68%
                                        Series due November 15, 2007.
           Maturity Date . . . . . .    The Offered Bonds will be due
                                        November 15, 2007.
           Interest Payment Dates  .    May 15 and November 15
                                        (beginning May 15, 1998).
           Redemption Provisions . .    The Offered Bonds are not
                                        redeemable prior to maturity.
           Use of Proceeds . . . . .    Net proceeds will be used for
                                        the redemption or retirement of
                                        outstanding indebtedness and for
                                        other general corporate
                                        purposes.


                         RATIOS OF EARNINGS TO FIXED CHARGES

          The Company has calculated ratios of earnings to fixed charges as follows:

                                                   Year Ended December 31,
                                                   -----------------------
                                                     1992    1993    1994
                                                     ----    ----    ----

           Ratio of Earnings to Fixed Charges  .     2.60    2.52    2.17



                                           Year Ended
                                          December 31,     (Unaudited)
                                          ------------  Nine Months Ended
                                          1995   1996   September 30, 1997
                                          ----   ----   ------------------

           Ratio of Earnings to Fixed
             Charges . . . . . . . . . .  1.90   2.12          2.50


                 SUPPLEMENTAL RATIOS OF EARNINGS TO FIXED CHARGES(1)

          The Company has calculated supplemental ratios of earnings to fixed charges as follows:

                                                  Year Ended December 31,
                                                  -----------------------
                                                    1992    1993    1994
                                                    ----    ----    ----

           Supplemental Ratios of Earnings to
             Fixed Charges . . . . . . . . . . .    2.25    2.19    1.95


                                     Year Ended
                                    December 31,      (Unaudited)
                                    ------------   Nine Months Ended
                                    1995    1996   September 30, 1997
                                    ----    ----   ------------------

      Supplemental Ratios of
        Earnings to Fixed Charges   1.73    1.93          2.30

     ----------

     (1) The supplemental ratio of earnings to fixed charges includes the Company's obligations under a contract with Square Butte extending through 2007 pursuant to which the Company is purchasing 71 percent of the output of a generating unit capable of generating up to 470 megawatts. The Company is obligated to pay Square Butte all of Square Butte's leasing, operating and debt service costs (less any amounts collected from the sale of power or energy to others) that shall not have been paid by Square Butte when due. See Note 17 of the Company's Consolidated Financial Statements incorporated by reference in the Company's 1996 Form 10-K.

                            SUMMARY FINANCIAL INFORMATION
                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                               YEAR ENDED
                                              DECEMBER 31,        (UNAUDITED)
                                           -------------------    NINE MONTHS
                                                                     ENDED
                                                                   SEPTEMBER
                                                                       30,
                                            1995        1996          1997
                                            ----        ----       ----------

      Operating revenue and income  .     $672,917    $846,928     $698,682
      Net income
         Continuing operations  . . .     $ 61,857    $ 69,221     $ 58,029
         Discontinued operations  . .        2,848          --           --
                                          --------    --------     --------
            Total . . . . . . . . . .     $ 64,705    $ 69,221     $ 58,029
      Earnings per share of common
        stock
         Continuing operations
           Electric operations  . . .        $1.36       $1.32        $1.16
           Water operations . . . . .         (.04)        .18          .15
           Automobile auctions  . . .          .00         .13          .39
           Investments  . . . . . . .         1.46        1.30          .68
           Corporate charges and other        (.72)       (.65)        (.53)
                                          --------    --------     --------
         Total continuing operations          2.06        2.28         1.85
         Discontinued operations  . .          .10          --           --
                                          --------    --------     --------
            Total . . . . . . . . . .        $2.16       $2.28        $1.85


                                        SEPTEMBER 30,
                                            1997
                                         (UNAUDITED)    PERCENT
                                         -----------    -------

      Capitalization:
      Common stock equity . . . . . .   $  642,322         45%
      Preferred stock not subject to
        mandatory redemption  . . . .       11,492          1
      Preferred stock subject to
        mandatory redemption  . . . .       20,000          2
      Company obligated mandatorily
        redeemable preferred
        securities of MP&L Capital I
        which holds solely Company
        Junior Subordinated Debentures      75,000          5
      Long-term debt  . . . . . . . .      667,191         47
                                        ----------        ----
      Total capitalization (excluding
        current maturities) . . . . .   $1,416,005        100%

                                     UNDERWRITING

               The Underwriter, PaineWebber Incorporated, has agreed, subject to the terms and conditions set forth in an Underwriting Agreement dated November 18, 1997 with the Company, to purchase from the Company $20,000,000 aggregate principal amount of the Offered Bonds.

               The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Offered Bonds is subject to the approval of certain legal matters by its counsel and to certain other conditions. In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all the Offered Bonds offered hereby if any Offered Bonds are purchased.

               The Company has been advised by the Underwriter that it proposes initially to offer the Offered Bonds to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of 0.40 of 1% of the principal amount of the Offered Bonds. The Underwriter may allow, and such dealers may reallow, a concession not in excess of 0.25 of 1% of the principal amount of the Offered Bonds to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

               The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

               Until the distribution of the Offered Bonds is completed, rules of the Commission may limit the ability of the Underwriter to bid for and purchase the Offered Bonds. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Offered Bonds. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Offered Bonds.
          In addition, if the Underwriter creates a short position in the Offered Bonds in connection with this offering of the Offered Bonds (i.e., they sell more Offered Bonds than are set forth on the cover page of this Prospectus Supplement), the Underwriter may reduce the short position by purchasing Offered Bonds in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

               Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Offered Bonds. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     PROSPECTUS
     ----------

                                     $80,000,000

                           MINNESOTA POWER & LIGHT COMPANY

                                 FIRST MORTGAGE BONDS


                                ----------------------

          Minnesota Power & Light Company ("Company") intends to offer from time to time not to exceed $80,000,000 aggregate principal amount of its First Mortgage Bonds ("New Bonds"). The New Bonds will be offered on terms to be determined at the time of sale. This Prospectus will be supplemented by a prospectus supplement ("Prospectus Supplement") which will set forth, as applicable, the specific designation, aggregate principal amount, the purchase price, maturity date, interest rate or rates, time of payment of interest, and the redemption terms and other specific terms of the series of the New Bonds in respect of which this Prospectus and the Prospectus Supplement are delivered ("Offered Bonds").

                                ----------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                                 A CRIMINAL OFFENSE.

                                ----------------------

          The New Bonds may be sold directly by the Company or through agents designated from time to time or through dealers or underwriters. If any agent of the Company or any underwriters are involved in the sales of the New Bonds, the names of such agents or such underwriters and any applicable commissions or discounts and the net proceeds to the Company will be set forth in the Prospectus Supplement.

                                ----------------------

                  The date of this Prospectus is  February 11, 1997.

          IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW BONDS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                ----------------------

                                AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission, including the Company. The Company's Common Stock and the preferred share purchase rights attached thereto are listed on the New York Stock Exchange. Reports and other information concerning the Company may be inspected and copied at the office of such Exchange at 20 Broad Street, New York, New York. In addition, the Company's 5% Preferred Stock, $100 par value, is listed on the American Stock Exchange. Reports and other information concerning the Company may be inspected and copied at the office of such Exchange at 86 Trinity Place, New York, New York.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents, filed by the Company with the Commission pursuant to the 1934 Act, are hereby incorporated by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 ("1995 Form 10-K").

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and
               September 30, 1996 (each as amended by a Form 10-Q/A dated January 22, 1997).

          3. The Company's Current Reports on Form 8-K dated April 9, 1996, June 18, 1996, August 2, 1996, August 23,
               1996, September 5, 1996, October 3, 1996 and November
               7, 1996.

          Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to
     Section 13 or 15(d) of the 1934 Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such most recent Annual Report on Form 10-K. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document referred to above which has been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Shareholder Services, Minnesota Power, 30 West Superior Street, Duluth, Minnesota 55802, telephone number (218) 723-3974 or (800) 535-3056.

                                     THE COMPANY

          The Company is an operating public utility incorporated under the laws of the State of Minnesota since 1906. Its principal executive office is at 30 West Superior Street, Duluth, Minnesota 55802, and its telephone number is (218) 722-2641. The Company has operations in four business segments:
     (1) electric operations, which include electric and gas services, and coal mining; (2) water operations, which include water and wastewater services;
     (3) automobile auctions, which also include a finance company and an auto transport company; and (4) investments, which include real estate operations, a 21 percent equity investment in a financial guaranty reinsurance company, and a securities portfolio. As of September 30, 1996 the Company and its subsidiaries had approximately 5,900 employees.

                                                              (UNAUDITED)
                                                              NINE MONTHS
                                       YEAR ENDED DECEMBER       ENDED
                                               31,           SEPTEMBER 30,
                                       -------------------   ------------
            SUMMARY OF EARNINGS PER
                   SHARE (1)          1993    1994   1995    1995    1996
        --------------------------------------------------------------------

        CONSOLIDATED EARNINGS PER SHARE

            Continuing Operations   $ 2.27 $  1.99  $ 2.06 $ 1.69  $ 1.68

            Discontinued              (.07)    .07     .10    .10      -
              Operations (2)        ------  ------  ------ ------  ------

                Total               $ 2.20  $ 2.06  $ 2.16 $ 1.79  $ 1.68
                                    ======  ======  ====== ======  ======


        PERCENTAGE OF EARNINGS BY BUSINESS SEGMENT

           Continuing Operations

             Electric Operations     67%    66%      63%    57%     59%

             Water Operations         3     23       (2)     2       7

             Automobile Auctions      -      -        0      2       7

             Investments             55     40       67     66      54

             Corporate Charges      (22)   (33)     (33)   (33)    (27)
              and Other (3)

           Discontinued              (3)     4        5      6       -
            Operations (2)          ---    ---      ---    ---     ---

                                    100%   100%     100%   100%    100%
                                    ===    ===      ===    ===     ===
     ----------------
     (1) Financial statement information may not be comparable between periods due to the purchase of 80 percent of ADESA Corporation on July 1, 1995, another 3 percent on January 31, 1996 and the remaining 17 percent on August 21, 1996.

     (2) On June 30, 1995 the Company sold its interest in its paper and pulp business to Consolidated Papers, Inc. ("CPI") for $118 million in cash, plus CPI's assumption of certain debt and lease obligations. The Company is still committed to a maximum guarantee of $95 million to ensure a portion of a $33.4 million annual lease obligation for paper mill equipment under an operating lease extending to 2012. CPI has agreed to indemnify the Company for any payments the Company may make as a result of the Company's obligation relating to this operating lease.

     (3) Includes the financial results for the Reach All Partnership and general corporate expenses not allocable to a specific business segment.

     ELECTRIC OPERATIONS

          Electric operations generate, transmit, distribute and sell electricity. The Company provides electricity to 124,000 customers in northern Minnesota, while the Company's wholly owned subsidiary, Superior Water, Light and Power Company, sells electricity to 14,000 customers and natural gas to 11,000 customers, and provides water to 10,000 customers in northwestern Wisconsin. Another wholly owned subsidiary, BNI Coal, Ltd. ("BNI Coal") owns and operates a lignite mine in North Dakota. Two electric generating cooperatives, Minnkota Power Cooperative, Inc. and Square Butte Electric Cooperative ("Square Butte"), presently consume virtually all of BNI Coal's production of lignite coal under coal supply agreements extending to 2027. Under an agreement with Square Butte, the Company purchases 71 percent of the output from the Square Butte unit, which is capable of generating up to 470 megawatts.

          In 1995 large industrial customers contributed about half of the Company's electric operating revenue. The Company has large power contracts to sell power to ten industrial customers (five taconite producers, four paper companies and a pipeline company) each requiring 10 megawatts or more of power. These contracts, which have termination dates ranging from October 1997 to December 2007, require the payment of minimum monthly demand charges that cover most of the fixed costs, including a return on common equity, associated with having the capacity available to serve these customers.

     WATER OPERATIONS

          Water operations include Florida Water Services Corporation ("Florida Water", formerly Southern States Utilities, Inc.), Heater Utilities, Inc. ("Heater") and Instrumentation Services, Inc. ("ISI"), three wholly owned subsidiaries of the Company. Florida Water is the largest private water supplier in Florida. At September 30, 1996 Florida Water provided water to 119,000 customers and wastewater treatment services to 54,000 customers in Florida. At September 30, 1996 Heater provided water to 25,000 customers and wastewater treatment services to 1,000 customers in North Carolina and South Carolina. ISI provides maintenance services to water utility companies in North Carolina, South Carolina, Florida, Georgia, Tennessee, Virginia and Texas.

     AUTOMOBILE AUCTIONS

          ADESA Corporation ("ADESA") is a wholly owned subsidiary of the Company and is the third largest automobile auction business in the United States. Headquartered in Indianapolis, Indiana, ADESA owns and operates 25 automobile auctions in the United States and Canada through which used cars and other vehicles are sold to franchised automobile dealers and licensed used car dealers. Two wholly owned subsidiaries of ADESA, Automotive Finance Corporation and ADESA Auto Transport, perform related services. Sellers at ADESA's auctions include domestic and foreign auto manufacturers, car dealers, fleet/lease companies, banks and finance companies.

          The Company acquired 80 percent of ADESA on July 1, 1995. On January 31, 1996 the Company provided additional capital in exchange for an additional 3 percent of ADESA. On August 21, 1996 the Company acquired the remaining 17 percent ownership interest of ADESA from the ADESA management shareholders. In conjunction with the transaction, four of the management shareholders left ADESA to pursue other opportunities.

     INVESTMENTS

          The Company owns 80 percent of Lehigh Acquisition Corporation, a real estate company that owns various real estate properties and operations in Florida.

          The Company has a 21 percent equity investment in Capital Re Corporation ("Capital Re"). Capital Re is a Delaware holding company engaged primarily in financial and mortgage guaranty reinsurance through its wholly owned subsidiaries, Capital Reinsurance Company and Capital Mortgage Reinsurance Company. Capital Reinsurance Company is a reinsurer of financial guarantees of municipal and non-municipal debt obligations.

     Capital Mortgage Reinsurance Company is a reinsurer of residential mortgage guaranty insurance. The Company's equity investment in Capital Re at September 30, 1996 was $99 million.

          As of September 30, 1996 the Company had approximately $160 million invested in a securities portfolio. The majority of the portfolio consists of stocks of other utility companies with investment grade debt securities outstanding and are considered by the Company to be conservative investments. Additionally, the Company sells common stock securities short and enters into short sales of treasury futures contracts as part of an overall investment portfolio hedge strategy.

                               APPLICATION OF PROCEEDS

          The Company is offering a maximum of $80,000,000 aggregate principal amount of its New Bonds. The net proceeds to be received from the issuance and sale of the New Bonds will be used for general corporate purposes, which may include the redemption or other acquisition, in whole or in part, of certain of the Company's outstanding securities.

          Reference is made to the Incorporated Documents with respect to the Company's general capital requirements and general financing plans and capabilities.

                         RATIOS OF EARNINGS TO FIXED CHARGES

          The Company has calculated ratios of earnings to fixed charges as follows:

                                                                Nine Months
                                   Year Ended December 31,         Ended
                                ----------------------------   September 30,
                                1991  1992  1993  1994  1995       1996
                                ----  ----  ----  ----  ----   -------------

        Ratio of Earnings to
          Fixed Charges . . .   2.55  2.60  2.52  2.17  1.90       2.18


                   SUPPLEMENTAL RATIOS OF EARNINGS TO FIXED CHARGES

             The Company has calculated supplemental ratios of earnings to fixed charges as follows:

                                                                Nine Months
                                   Year Ended December 31,         Ended
                                -----------------------------  September 30,
                                1991  1992  1993  1994  1995       1996
                                ----  ----  ----  ----  ----   ------------
        Supplemental Ratio of
          Earnings to Fixed
          Charges . . . . . .   2.20  2.25  2.19  1.95  1.73       1.99

             The supplemental ratio of earnings to fixed charges includes the Company's obligations under a contract with Square Butte extending through 2007 pursuant to which the Company is purchasing 71 percent of the output of a generating unit capable of generating up to 470 megawatts. The Company is obligated to pay Square Butte all of Square Butte's leasing, operating and debt service costs (less any amounts collected from the sale of power or energy to others) that shall not have been paid by Square Butte when due. See Note 12 of the Company's Consolidated Financial Statements incorporated by reference in the Company's 1995 Form 10-K.

                               DESCRIPTION OF NEW BONDS

             General. The New Bonds are to be issued under the Company's Mortgage and Deed of Trust, dated as of September 1, 1945, with Irving Trust Company (now The Bank of New York) and Richard H. West (W.T. Cunningham, successor), as Trustees, as supplemented by eighteen supplemental indentures (herein collectively referred to as the "Mortgage"), all of which are exhibits to the Registration Statement. The statements herein with respect to the New Bonds and the Mortgage are merely an outline and do not purport to be complete. They make use of terms defined in the Mortgage and are qualified in their entirety by express reference to the cited Articles and Sections of the Mortgage.

             Reference is made to the Prospectus Supplement for the following terms of the Offered Bonds (among others): (i) the designation, series and aggregate principal amount of the Offered Bonds; (ii) the percentage or percentages of their principal amount at which such Offered Bonds will be issued; (iii) the date or dates on which the Offered Bonds will mature; (iv) the rate or rates per annum at which the Offered Bonds will bear interest; (v) the times at which such interest will be payable; and (vi) redemption terms or other specific terms.

             Form and Exchanges. The New Bonds will be issued in definitive fully registered form without coupons in denominations of $1,000 and multiples thereof and will be transferable and exchangeable without charge (except for stamp taxes, if any, or other governmental charges) at The Bank of New York, New York, New York.

             Interest, Maturity and Payment. Reference is made to the Prospectus Supplement for the interest rate or rates of the Offered Bonds and the dates on which such interest is payable. Principal and interest are payable at The Bank of New York, New York, New York.

             Redemption and Purchase of Bonds. The New Bonds will be redeemable, in whole or in part, on 30 days notice at the redemption prices set forth in the Prospectus Supplement for redemptions including (i) for the basic improvement fund, (ii) for the maintenance and replacement fund, (iii) with certain deposited cash, (iv) with proceeds of released property, or (v) at the option of the Company. Reference is made to the Prospectus Supplement for the redemption terms of the Offered Bonds.

             If at the time notice of redemption is given the redemption moneys are not on deposit with the Corporate Trustee, the redemption may be made subject to their receipt before the date fixed for redemption.

             Cash deposited under any provisions of the Mortgage (with certain exceptions) may be applied to the purchase of Bonds of any series.

             (Mortgage, Art. X.)

             Sinking or Improvement Fund. Reference is made to the Prospectus Supplement concerning whether or not the Offered Bonds are entitled to the benefit of a sinking or improvement fund or other provision for amortization prior to maturity. Of the currently outstanding Bonds, only the 6-1/2% Series due January 1, 1998 has sinking fund or improvement fund provisions.

             Replacement Fund. Although the New Bonds as such are not entitled to the benefit of a replacement fund, so long as any Bonds of the 6-1/2% Series due January 1, 1998 are outstanding, there shall be expended for each year for replacements and improvements in respect of the mortgaged electric, gas, steam and/or hot water utility property and of certain automotive equipment an amount equal to $750,000 plus 2 percent of net additions to such depreciable mortgaged property made after June 30, 1945 and prior to the beginning of such year. Such requirement may be met with cash or gross property additions or by certifying net cash expenditures for certain automotive equipment or by taking credit for Bonds and qualified lien bonds retired. Any excess in such credits may be applied against future requirements. Such cash may be withdrawn on gross property additions or on waiver of the right to issue Bonds or be applied to the purchase or redemption of Bonds of such series as may be designated by the Company, including the New Bonds. (Mortgage, Sec. 39; Fourth Supplemental, Sec. 3.)

             Special Provisions for Retirement of Bonds. If, during any 12 month period, mortgaged property is disposed of by order of or to any governmental authority resulting in the receipt of $5 million or more as proceeds, the Company (subject to certain conditions) must apply such proceeds, less certain deductions, to the retirement of Bonds. (Mortgage, Sec. 64.) Reference is made to the Prospectus Supplement for information concerning whether the New Bonds are redeemable for this purpose and, if so, at what redemption prices.

             Security. The New Bonds and any other Bonds now or hereafter issued under the Mortgage will be secured by the Mortgage, which constitutes, in the opinion of General Counsel for the Company, a first lien on all of the electric generating plants and other materially important physical properties of the Company and substantially all other properties described in the Mortgage as owned by the Company, subject to (a) leases of minor portions of the Company's property to others for uses which, in the opinion of such counsel, do not interfere with the Company's business, (b) leases of certain property of the Company not used in its electric utility business, and (c) excepted encumbrances, minor defects and irregularities, but such counsel has not examined title to or passed upon title to reservoir lands, easements or rights of way, any property not costing in excess of $25,000, or lands or rights held for flowage, flooding or seepage purposes, or riparian rights. There are excepted from the lien: cash and securities; merchandise, equipment, materials or supplies held for sale or other disposition; aircraft, automobiles and other vehicles, and materials and supplies for repairing and replacing the same; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements.

             The Mortgage contains provisions for subjecting after-acquired property (subject to pre-existing liens) to the lien thereof, subject to limitations in the case of consolidation, merger or sale of substantially all of the Company's assets.

             The Mortgage provides that the Trustees shall have a lien upon the mortgaged property, prior to the Bonds, for the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. (Mortgage, Sec. 96.)

             No stocks or properties of subsidiaries are subject to the Mortgage.

             Issuance of Additional Bonds. The maximum principal amount of Bonds which may be issued under the Mortgage is not limited. Bonds of any series may be issued from time to time on the basis of: (1) 60 percent of property additions after adjustments to offset retirements;
        (2) retirement of Bonds or qualified lien bonds; and (3) deposit of cash. With certain exceptions in the case of (2) above, the issuance of Bonds requires adjusted net earnings before income taxes for 12 out of the preceding 15 months of at least twice the annual interest requirements on all Bonds at the time outstanding, including the additional issue, and on all indebtedness of prior rank. Such adjusted net earnings are computed after provision for retirement and depreciation of property equal to the replacement fund requirements for such period. It is expected that the New Bonds will be issued upon the basis of the retirement of Bonds or property additions.

             Property additions generally include electric, gas, steam or hot water property acquired after June 30, 1945, but may not include securities, aircraft, automobiles or other vehicles, or property used principally for the production or gathering of natural gas. There was available, as of December 31, 1996, unfunded net property additions of approximately $111,272,239.

             In general, when the Bonds of the 6-1/2% Series due January 1, 1998 have been retired, property additions theretofore funded to satisfy sinking or improvement funds and/or replacement funds for all series will revert to unfunded status, and such property additions, as well as any Bonds theretofore used to satisfy all series' sinking or improvement funds and/or replacement funds, will become available as a basis for the issuance of additional Bonds.

             The Company has reserved the right to amend the Mortgage without any consent or other action by holders of any series of Bonds (including the New Bonds) other than the Bonds of the 6-1/2% Series due January 1, 1998 so as to include nuclear fuel (and similar or analogous devices or substances) as property additions.

             The Mortgage contains certain restrictions upon the issuance of Bonds against property subject to liens and upon the increase of the amount of such liens. (Mortgage, Sec. 4-8, 20-30, and 46; Fifth Supplemental, Sec. 2.)

             Release and Substitution of Property. Property may be released upon the basis of: (1) deposit of cash or, to a limited extent, purchase money mortgages; (2) property additions, after adjustments in certain cases to offset retirement and after making adjustments for qualified lien bonds outstanding against property additions; and/or
        (3) waiver of the right to issue Bonds without applying any earnings test. Cash may be withdrawn upon the bases stated in (2) and (3) above. When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the Mortgage, and the waiver of the right to issue Bonds to effect the release may, in certain cases, cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to qualified lien bonds pledged, and disposition of moneys received on pledged prior lien bonds. (Mortgage, Sec. 5, 31, 32, 37, 46-50, 59-63, 100 and 118.)

             Dividend Covenant. The Company covenants that it will not declare or pay dividends (other than dividends payable in common stock) on or make any other distributions on or acquire (unless without cost to it) any of its common stock unless the provisions for depreciation and retirement of property during the period beginning September 1, 1945 to the date of the proposed payment, distribution or acquisition, plus earned surplus of the Company (including current net income available to be transferred to earned surplus) remaining:

                  (a) after such payment, distribution or acquisition; and

                  (b) after deducting any remainder of the amount of earned
             surplus of the Company as of August 31, 1945, after deducting from such amount the charges to earned surplus subsequent to August 31, 1945, other than charges occasioned by dividends (other than dividends payable in common stock) on its common stock or occasioned by other distributions on or acquisitions of its common stock and other than charges to earned surplus with corresponding credits to reserve for depreciation and retirement of property;

        shall be at least equal to the amount of replacement fund requirements, if any, for such period. (See Replacement Fund.) (Mortgage, Sec. 39.) None of the Company's retained earnings as of September 30, 1996 was restricted as a result of such provisions.

             Modification of the Mortgage. The rights of Bondholders may be modified with the consent of the holders of 70 percent of the Bonds and, if less than all series of Bonds are affected, the consent also of the holders of 70 percent of the Bonds of each series affected.
        The Company has reserved the right without any consent or other action by the holders of any series of Bonds (including the New Bonds) other than the Bonds of the 6-1/2% Series due January 1, 1998 to amend the Mortgage so as to substitute 66 2/3 percent for 70 percent in the foregoing provisions. In general, no modification of the terms of payment of principal and interest, no modification of the obligations of the Company under Section 64 and no modification affecting the lien or reducing the percentage required for modification, is effective against any Bondholder without his consent. (Mortgage, Art. XIX; Fifth Supplemental, Sec. 3.)

             Defaults and Notice Thereof. Defaults are defined as being default in payment of principal; default for 60 days in payment of interest or of installments of funds for retirement of Bonds; certain defaults with respect to qualified lien bonds and certain events in bankruptcy, insolvency or reorganization; and default of 90 days after notice in other covenants. (Mortgage, Sec. 65.) The Trustees may withhold notice of default (except in payment of principal, interest or funds for retirement of Bonds) if they think it is in the interest of the bondholders. (Mortgage, Sec. 66.) Under the Trust Indenture Act of 1939, as amended, general periodic evidence is required to be furnished as to compliance with the conditions and covenants under the Mortgage.

             The Corporate Trustee or the holders of 25 percent of the Bonds may declare the principal and interest due on default, but a majority may annul such declaration if the default has been cured. (Mortgage,

        Sec. 67.) No holder of Bonds may enforce the lien of the Mortgage without giving the Trustees written notice of a default and unless holders of 25 percent of the Bonds have requested the Trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to the Trustees and they shall have failed to act. (Mortgage, Sec. 80.) The holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustees, or exercising any trust or power conferred upon the Trustees, but the Trustees are not required to follow such direction if not sufficiently indemnified for expenditures. (Mortgage, Sec. 71.)

                                       EXPERTS

             The Company's consolidated financial statements incorporated in this Prospectus by reference to the Company's 1995 Form 10-K, except as they relate to ADESA, have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to ADESA, by Ernst & Young LLP, independent auditors. Such financial statements, except as they relate to ADESA, have been so incorporated in reliance on the report of Price Waterhouse LLP, given on the authority of said firm as experts in auditing and accounting.

             The financial statement schedule incorporated in this Prospectus by reference to the Company's 1995 Form 10-K has been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

             The consolidated financial statements of ADESA for the period from July 1, 1995 to December 31, 1995 which are included in the consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's 1995 Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in said 1995 Form 10-K. The consolidated financial statements of ADESA for the period from July 1, 1995 to December 31, 1995 are included in the consolidated financial statements of the Company in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

             Legal conclusions and opinions specifically attributed to General Counsel herein under Description of New Bonds and in the Incorporated Documents have been reviewed by Philip R. Halverson, Esq., Duluth, Minnesota, Vice President, General Counsel and Corporate Secretary of the Company, and are set forth or incorporated by reference herein in reliance upon his opinion given upon his authority as an expert.

             As of December 31, 1996 Mr. Halverson owned approximately 4,432 shares of the Common Stock of the Company. Mr. Halverson is regularly acquiring additional shares of Common Stock as a participant in the Company's Employee Stock Purchase Plan, Employee Stock Ownership Plan and Supplemental Retirement Plan.

                                    LEGAL OPINIONS

             The legality of the New Bonds will be passed upon for the Company by Mr. Halverson and by Reid & Priest LLP, New York, New York, counsel for the Company, and for any underwriter, dealer or agent by Lane & Mittendorf LLP, New York, New York. Reid & Priest LLP and Lane & Mittendorf LLP may rely as to all matters of Minnesota law upon the opinion of Mr. Halverson.

                                 PLAN OF DISTRIBUTION

             The Company may sell the New Bonds in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of institutional purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement relating to the Offered Bonds will set forth the terms of the offering of the Offered Bonds, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Bonds and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

             If underwriters are used in any sale of the New Bonds, the Offered Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Offered Bonds will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriter or underwriters to purchase the Offered Bonds will be subject to certain conditions precedent and the underwriter or underwriters will be obligated to purchase all the Offered Bonds if any are purchased except that, in certain cases involving a default by one or more underwriters, less than all of the Offered Bonds may be purchased.

             Offered Bonds may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Bonds in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

             If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Bonds from the Company at the public offering price to be set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

             Subject to certain conditions, agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, arising out of or based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in the registration statement, this Prospectus, a Prospectus Supplement or the Incorporated Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. See the Prospectus Supplement.

          ==============================     ==============================


             NO PERSON HAS BEEN
          AUTHORIZED TO GIVE ANY
          INFORMATION OR TO MAKE ANY
          REPRESENTATIONS IN CONNECTION
          WITH THIS OFFERING OTHER THAN
          THOSE CONTAINED IN THIS
          PROSPECTUS SUPPLEMENT OR THE
          PROSPECTUS AND, IF GIVEN OR                  $20,000,000
          MADE, SUCH OTHER INFORMATION
          AND REPRESENTATIONS MUST NOT BE
          RELIED UPON AS HAVING BEEN
          AUTHORIZED BY THE COMPANY OR
          ANY UNDERWRITER.  NEITHER THE                 MINNESOTA
          DELIVERY OF THIS PROSPECTUS
          SUPPLEMENT OR THE PROSPECTUS
          NOR ANY SALE MADE HEREUNDER
          SHALL, UNDER ANY
          CIRCUMSTANCES, CREATE ANY
          IMPLICATION THAT THERE HAS BEEN              POWER & LIGHT
          NO CHANGE IN THE AFFAIRS OF
          THE COMPANY SINCE THE DATE
          HEREOF OR THAT THE INFORMATION
          CONTAINED HEREIN IS CORRECT AS
          OF ANY TIME SUBSEQUENT TO ITS
          DATE.  THIS PROSPECTUS                         COMPANY
          SUPPLEMENT AND THE PROSPECTUS
          DO NOT CONSTITUTE AN OFFER TO
          SELL OR A SOLICITATION OF AN             FIRST MORTGAGE BONDS,
          OFFER TO BUY ANY SECURITIES                   6.68% SERIES
          OTHER THAN THE REGISTERED
          SECURITIES TO WHICH THEY
          RELATE.  THIS PROSPECTUS                DUE NOVEMBER 15, 2007
          SUPPLEMENT AND THE PROSPECTUS
          DO NOT CONSTITUTE AN OFFER TO
          SELL OR A SOLICITATION OF AN
          OFFER TO BUY SUCH SECURITIES IN
          ANY CIRCUMSTANCES IN WHICH
          SUCH OFFER OR SOLICITATION IS
          UNLAWFUL.

                  ----------                           ----------
                                                  PROSPECTUS SUPPLEMENT
                                                       ----------

              TABLE OF CONTENTS

                                   PAGE
                                   ----
           PROSPECTUS SUPPLEMENT

          CERTAIN TERMS OF THE
            OFFERED BONDS..........S-2
          APPLICATION OF PROCEEDS..S-4            PAINEWEBBER INCORPORATED
          SELECTED INFORMATION.....S-5
          UNDERWRITING.............S-7

                 PROSPECTUS

          AVAILABLE INFORMATION....2
          INCORPORATION OF
            CERTAIN DOCUMENTS
            BY REFERENCE...........2                   ----------
          THE COMPANY..............3
          APPLICATION OF PROCEEDS..5
          RATIOS OF EARNINGS TO
            FIXED CHARGES..........5
          SUPPLEMENTAL RATIOS OF
            EARNINGS TO FIXED                      NOVEMBER 18, 1997
            CHARGES................5
          DESCRIPTION OF NEW
            BONDS..................6
          EXPERTS..................9
          LEGAL OPINIONS...........9
          PLAN OF DISTRIBUTION.....9
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